Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name RPS Energy and of references to RPS Energy and to the inclusion of and references to our report, or information contained therein, dated 13 February 2007, prepared for ATP Oil & Gas (UK) Limited in the ATP Oil & Gas Corporation annual report on Form 10-K for the year ended 31st December 2006, and the incorporation by reference to the report prepared by RPS Energy into ATP Oil & Gas Corporation’s previously filed Registration Forms S-3 (Nos. 333-105699 and
333-121662) and on Form S-8 (No. 333-60762).

RPS Energy Limited

26 February 2007